Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of guarantor subsidiaries discussed in Note 23, as to which the date is March 6, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ball Corporation’s Current Report on Form 8-K dated March 6, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
March 6, 2018